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                                                                      EXHIBIT 12

                 CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES

      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (Amounts in millions, except ratios)


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
                                                   Six Months                  Years ended September 30
                                                     ended        --------------------------------------------------
                                                 March 31, 1998    1997       1996       1995       1994       1993
                                                 --------------   ------     ------     ------     ------     ------

Earnings:
   Pre-tax income from continuing operations         $ 98.9       $117.0     $279.8     $256.0     $118.3     $ 67.9
   Distributed income of affiliated companies           2.8         10.4       11.2       11.7        5.6        6.0
   Add fixed charges:
     Interest on indebtedness                          22.5         43.2       41.7       35.6       41.7       44.0
     Portion of rents representative of
        the interest factor                             2.5          4.9        4.8        5.5        5.9        4.9
                                                     ------       ------     ------     ------     ------     ------
   Income as adjusted                                $126.7       $175.5     $337.5     $308.8     $171.5     $122.8

Fixed charges:
   Interest on indebtedness                          $ 22.5       $ 43.2     $ 41.7     $ 35.6     $ 41.7     $ 44.0
   Capitalized interest                                   -            -          -          -          -          -
   Portion of rents representative of
     the interest factor                                2.5          4.9        4.8        5.5        5.9        4.9
                                                     ------       ------     ------     ------     ------     ------

   Total fixed charges                               $ 25.0       $ 48.1     $ 46.5     $ 41.1     $ 47.6     $ 48.9

   Ratio of earnings to fixed charges                   5.1          3.6        7.3        7.5        3.6        2.5
                                                     ======       ======     ======     ======     ======     ======
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